EXHIBIT 99.1

Exponent Reports Third Quarter of Fiscal Year 2021 Financial Results

MENLO PARK, Calif., Oct. 28, 2021 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the third quarter of fiscal year 2021 ended October 1, 2021.

“Our differentiated capabilities, which marry high-quality data analytics with deep subject matter expertise, drove continued outperformance in the third quarter of 2021. For the quarter, net revenue grew 16%, while EBITDA1 margin expanded more than 350 basis points from the prior year period,” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “Given the increasing demand for our unique offering, growing our world-class team remains a top priority. The velocity and caliber of new starts over the last few months continues to demonstrate our ability to attract the best and brightest, despite the competitive market for engineering and scientific talent. As a result, we are in an excellent position to drive profitable growth and scale across various end markets.”

“During the third quarter, our reactive business further benefitted from the post-COVID acceleration of litigation throughput in our court systems, and at the same time, our proactive engagements, such as user and machine learning data studies, remained a key driver of growth. Our work continued to be robust and diverse, with climate vulnerability assessments with utilities, risk assessments in chemicals, ongoing energy storage-related work, and projects in the automotive and consumer products industries further demonstrating the strength of our long-term strategy,” continued Dr. Corrigan.

Third Quarter Financial Results

Total revenues and revenues before reimbursements for the third quarter of 2021 increased 18% to $116.4 million and 16% to $108.5 million as compared to $98.7 million and $93.5 million in the third quarter of 2020, respectively.

Net income increased to $24.6 million, or $0.46 per diluted share, in the third quarter of 2021, as compared to $18.1 million, or $0.34 per diluted share, in the same period of 2020. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the third quarter of 2021 was $1.1 million, as compared to $0 in the third quarter of 2020. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 24.1% in the third quarter, as compared to 26.6% for the same period in 2020.

EBITDA1 increased to $34.0 million, or 31.4% of net revenues, in the third quarter of 2021, as compared to $26.0 million, or 27.8% of net revenues in the third quarter of 2020.

Year to Date Financial Results

Total revenues and revenues before reimbursements for the first three quarters of 2021 increased 19% to $352.8 million and 18% to $330.5 million, respectively, as compared to $296.7 million and $281.1 million in the same period one year ago.

Net income increased to $80.8 million, or $1.52 per diluted share, through the first three quarters of 2021, as compared to $60.7 million, or $1.14 per diluted share, in the same period of 2020. The tax benefit for the classification of tax adjustments associated with share-based awards realized through the first three quarters of 2021 was $9.9 million, as compared to $9.7 million during the same period one year ago. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 16.8% through the first three quarters of 2021, as compared to 13.4% in the same period last year.

EBITDA1 increased to $102.1 million, or 30.9% of net revenues, through the first three quarters of 2021, as compared to $73.8 million, or 26.3% of net revenues, in the same period of 2020.

During the first three quarters of 2021, Exponent paid $32.8 million in dividends, repurchased $7 million of common stock, and closed the period with $254.8 million in cash, cash equivalents and short-term investments.

Business Overview

Exponent’s engineering and other scientific segment represented 83% of the Company’s net revenues in the third quarter 2021. Net revenues in this segment increased 20% in the third quarter as compared to the prior year period. Growth during the quarter was broad-based, with continued strong demand for Exponent's services across a number of industries and use cases, which includes a steady increase in litigation support, human participant studies for the consumer products segment, work with wearable technologies, as well as asset integrity and risk management engagements for utilities. On the automotive side, Exponent has further progressed its work supporting advanced driver assistance systems and the implementation of safety frameworks for advanced vehicles and energy storage.

Exponent’s environmental and health segment represented 17% of the Company’s net revenues in the third quarter. Net revenues in this segment were approximately flat in the third quarter of 2021 as compared to the prior year period. Exponent’s focused efforts in the pharmaceutical industry continue to materialize through its emphasis on recruitment and development, which has supported new client engagements. The pharmaceutical industry remains a significant opportunity for the Company as it leverages its multidisciplinary approach across the full product life cycle.

Business Outlook

“As we finish out 2021, demand for our multidisciplinary services continues to grow as our offerings and markets expand. However, as we add headcount, we do anticipate a moderation in utilization as we have discussed over the last two quarters,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

For the fourth quarter of 2021 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid-single digits; and,
  EBITDA1 margin to decrease 175 to 225 basis points.

For the full year 2021 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid-teens; and,
  EBITDA1 margin to increase 290 to 310 basis points.

“Through our highly specialized offering, we are partnering with clients to address their most complex challenges, and the increased level of new engagements across our broad-based portfolio has continued to support consistent, profitable growth. Exponent remains well-positioned to help unravel the complexities of innovations as they become reality, and as society continues to raise expectations for safety, health, sustainability, and reliability, which ultimately will drive long-term value for our shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, October 28, 2021, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 367-2403 or (334) 777-6978. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 7178253#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the COVID-19 pandemic (including factors relating to measures implemented by governmental authorities or by us to promote the safety of our employees, vendors and clients; other direct and indirect impacts on our business and the businesses of our clients, vendors and other partners; impacts which may, among other things, adversely affect our clients’ ability to utilize our services at the levels they have previously; disruptions of access to our facilities or those of our clients or third parties; and increased and potentially significant economic uncertainty and volatility, including credit and collectability risks and potential disruptions of capital and credit markets), the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended October 1, 2021 and October 2, 2020
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2021	2020	2021	2020

Revenues
Revenues before reimbursements	$108,467	$93,499	$330,514	$281,082
Reimbursements	7,938	5,164	22,249	15,579

Revenues	116,405	98,663	352,763	296,661

Operating expenses
Compensation and related expenses	64,138	62,419	210,491	180,541
Other operating expenses	8,017	7,839	23,848	23,736
Reimbursable expenses	7,938	5,164	22,249	15,579
General and administrative expenses	4,193	2,834	10,626	11,290

	84,286	78,256	267,214	231,146

Operating income	32,119	20,407	85,549	65,515

Other income (expense), net
Interest income, net	13	316	54	1,496
Miscellaneous income, net	257	3,915	11,579	3,096
	270	4,231	11,633	4,592

Income before income taxes	32,389	24,638	97,182	70,107

Income taxes	7,815	6,554	16,360	9,395

Net income	$24,574	$18,084	$80,822	$60,712

Net income per share:
Basic	$0.47	$0.35	$1.54	$1.16
Diluted	$0.46	$0.34	$1.52	$1.14

Shares used in per share computations:
Basic	52,618	52,316	52,597	52,383
Diluted	53,312	53,209	53,316	53,342

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 2, 2020 and January 3, 2020
(unaudited)
(in thousands)

	October 1,	January 1,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$229,785	$197,525
Short-term investments	24,998	45,001
Accounts receivable, net	144,039	111,565
Prepaid expenses and other assets	18,738	12,741
Total current assets	417,560	366,832
Property, equipment and leasehold improvements, net	60,082	59,823
Operating lease right-of-use asset	15,777	19,322
Goodwill	8,607	8,607
Other assets	136,279	125,512
	$638,305	$580,096

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$21,443	$16,327
Accrued payroll and employee benefits	87,179	83,194
Deferred revenues	12,192	11,800
Operating lease liability	5,604	5,987
Total current liabilities	126,418	117,308
Other liabilities	96,189	86,947
Operating lease liability	10,709	14,343
Total liabilities	233,316	218,598

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	279,250	265,328
Accumulated other comprehensive loss	(2,052)	(1,932)
Retained earnings	468,578	421,809
Treasury stock, at cost	(340,853)	(323,773)
Total stockholders' equity	404,989	361,498
	$638,305	$580,096

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended October 1, 2021 and October 2, 2020
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2021	2020	2021	2020

Net Income	$24,574	$18,084	$80,822	$60,712

Add back (subtract):

Income taxes	7,815	6,554	16,360	9,395
Interest income, net	(13)	(316)	(54)	(1,496)
Depreciation and amortization	1,645	1,689	4,943	5,176

EBITDA (1)	34,021	26,011	102,071	73,787

Stock-based compensation	4,365	3,726	15,239	13,326

EBITDAS (1)	$38,386	$29,737	$117,310	$87,113

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.